Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is hereby made this 17th day of January between UroGen Pharma, Inc., (the “Company”, a wholly-owned subsidiary of UroGen Pharma, Ltd., the "Parent") and Stephen L. Mullennix (the “Executive”, or “you”) (collectively, the “Parties”).

Whereas, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1Position.  Executive shall serve as the Company’s Chief Operating Officer. Executive’s employment with the Company shall commence on February 15, 2018 (the “Start Date”) and shall be a member of the Senior Management Team.  During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for (i) approved outside activities (e.g., charitable activities, conferences, events, etc.) and (ii) approved vacation periods, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise permitted by this Agreement.

1.2Duties and Location.  Executive shall perform such duties as are typically required by a Chief Operating Officer, including, in coordination with department heads, alignment and execution oversight of the Company’s key efforts in order to help meet its short and long-term business goals and objectives, implementing procedures and resources to promote improvements in operational processes and employee motivation, and measuring and reporting on the Company’s operational performance.  Executive will report to the Company's Chief Executive Officer.  Your primary work location will initially be your home in the Los Angeles area, until the Company’s Los Angeles facility is established, upon which time you will work out of such office. This position will involve travel (about 30% of your time), particularly to the Company’s NYC facility and to investor events.

The Company will reimburse you for reasonable travel and other business expenses incurred by you in furtherance of, or in connection with, the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

The Company approves of your working from your home office subject to the terms set forth below:

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You are expected to devote your time and attention to your job duties on a full-time basis, and maintain satisfactory performance.  You are expected to personally perform all work duties for the Company.  You will be responsible for establishing and maintaining a proper work environment in which personal distractions, such as non-business telephone calls and visitors, are kept to a minimum.  The Company has sole discretion to change the parameters of your work from home arrangement, and to require you to perform your work in one of the Company’s Los Angeles based offices at a later date.

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You and the Company agree that you will use the information technology devices, including the computer provided by the Company, to perform your duties.  The Company will provide you with, or reimburse you for, basic office supplies, telecommunication and other normal costs associated with operating from a home office.  You will be responsible for furnishing your home office and for insuring any office equipment not owned by the Company.  Any tax implications related to your home office and personal office equipment will be your responsibility.

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You are expected to comply with all Company policies while working from home.  In particular, you must safeguard all Company Confidential Information, and take steps to ensure it is not intermingled or disclosed.  You will be covered by the Company’s workers’ compensation insurance for work-related injuries or illnesses.  You are expected to report any job-related accidents that occur while you are performing your job duties for the Company to an appropriate human resources employee or other executive as soon as possible.

1.3Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Salary.  For services to be rendered hereunder, Executive shall receive a base salary at the rate of $375,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Signing Bonus.  The Company will pay Executive a one-time Signing Bonus of $70,000, such payment subject to standard payroll deductions and withholdings.  The Signing Bonus shall be paid to Executive on the first regularly-scheduled Company payroll date after the Start Date.

2.3Annual Bonus.  Executive will be eligible for an annual discretionary bonus, with an annual target of 40% of Executive’s Base Salary (the “Annual Bonus”, pro-rated in the case of a partial calendar year).  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company in its sole discretion based upon the Company’s and Executive’s achievement of goals and objectives to be determined on an annual basis by the Company in a manner consistent with other senior management.  Except as outlined in Section 5.2, Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the following year.

3.Standard Company Benefits. Executive shall be eligible to participate in all employee benefit programs which are made available generally to the Company’s U.S.-based senior executive group, on a basis comparable to such group. Employee shall be eligible to receive one hundred sixty hours (160) paid time off (PTO) hours annually, in accordance with the Company’s paid time off policy. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time, provided that such cancellation or change is generally applicable to the Company’s U.S.-based senior executive group participating in such plan or program.   The Company will reimburse Executive for costs of interim health insurance coverage in the period (if any) between 30 days after termination of Executive’s current health insurance plan, and being covered by the Company’s plan.

4.Equity.

4.1Subject to approval by the Board of Directors of the Parent, Executive shall be granted an option to purchase 45,000 ordinary shares in the Parent at the fair market value on the date of grant (the “Option”) and 12,000 shares of restricted stock of the Parent (the "RS").  The Option and RS shall be governed in all respects by the terms of the governing plan documents and option and restricted stock agreements between Executive and the Parent.  The Option and RS will vest over 3 years - 1/3 will vest on the first anniversary of the Start Date of this agreement, and 1/12 of the Option and RS will vest quarterly thereafter for the remaining 8 quarters. Executive will be eligible for consideration for annual grants of additional equity awards pursuant to the process applicable to other members of the executive leadership team, with the terms of any such grants to be determined in the sole discretion of the Board.

4.2Acceleration.  If there is a Change of Control (as defined below) and (i) Executive’s employment is terminated Without Cause (as defined below), or (ii) Executive terminates his employment with Good Reason (as defined below), in either case within three months prior to, or 24 months following the effective date of the Change of Control, then all of the Executive's unvested restricted shares and options, including any unvested portion of the Option and RS, shall be accelerated such that 100% of the unvested options and shares shall be deemed immediately vested and exercisable as of the date of the closing of the Change in Control.  Such acceleration shall be in addition to any non-acceleration-related benefits provided in Section 5.2 below.

5.Termination of Employment; Severance.

5.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2Termination By Company Without Cause; Termination by Executive With Good Reason; Death or Disability

(i)The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below).  Executive may terminate his employment at any time for Good Reason, as defined below.  Executive’s employment with the Company may also be terminated due to Executive’s death or Disability.  For this purpose, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and shall be determined in the good faith and reasonable discretion of the Board.

(ii)In the event Executive’s employment with the Company is terminated by the Company without Cause, by the Executive for Good Reason, or by reason of Executive’s death or Disability, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following Severance Benefits:

(a)The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s base salary in effect as of the date of Executive’s employment termination (without taking into account any reduction in salary constituting Good Reason), subject to standard payroll deductions and withholdings (the “Severance”).  The Severance will be paid as a continuation on the Company’s regular payroll, beginning on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(b)The Company shall pay Executive a pro rata portion of the annual bonus for the year of termination, which bonus shall be paid only to the extent earned based on actual Company performance (with any individual performance component deemed achieved), on the date in the year following termination on which bonuses are paid to other senior executives of the Company (but in any event prior to March 15 of such year) provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(c)The Company shall pay Executive any annual bonus earned with respect to the year preceding the year of termination, if not already paid by the date of termination, which amount shall be paid on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(d)The vesting of any of the Executive's unvested restricted shares and options, including the Option, shall be accelerated such that 50% of the then-unvested restricted shares and options shall be deemed immediately vested and exercisable as of Executive’s last day of employment.

5.3Resignation by the Executive Without Good Reason; Termination by the Company for Cause

(i)The Company may terminate Executive’s employment with the Company at any time for Cause and Executive may resign at any time.

(ii)If Executive resigns or the Company terminates Executive’s employment for Cause, then (i) Executive will no longer vest in additional unvested portions in the Option and the RS, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any Severance Benefits.  In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6.Conditions to Receipt of Severance Benefits.  The receipt of the Severance Benefits will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”).  No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.  Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.Section 409A.  It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i)

the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.Definitions.

8.1Change of Control.  For purposes of this Agreement, “Change of Control” shall mean: the acquisition of the Company or the Parent by another entity by means of any transaction or series of related transactions approved by the Board of Directors of the Parent to which the Parent is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Parent outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions.

8.2Cause.  For purposes of this Agreement, “Cause” for termination will mean: (a) commission of any felony, or other crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company; (d) intentional and material damage to any property of the Company; (e) misconduct or other violation of Company policy that causes material harm to the Company; (f) material breach of any material written agreement with the Company or any material written Company policy; and (g) conduct by Executive which in the good faith and reasonable determination by the Board of Directors demonstrates gross unfitness to serve. An event described in (c), (d), (f) and (g) shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

8.3Good Reason.  For purposes of this Agreement, “Good Reason” for resignation will mean: (a) a material reduction in Executive’s responsibilities, authorities, title or reporting relationship; (b) following the establishment of the Company’s Los Angeles office, the requirement that Executive relocate to a location greater than 30 miles from the Los Angeles office, unless mutually agreed that the Executive will relocate to the Company’s NYC office; or (c) material breach by the Company of any material agreement between Executive and the Company, including this Agreement.  In order for Executive to resign for Good Reason, Executive must provide written notice to the Company’s Board or Chief Executive Officer within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation. Executive must then allow the Company at least 45 days from receipt of such written notice to cure such event, and if such event is not reasonably cured by the Company within such 45 day period (the “Cure Period”), the Executive must then resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the Cure Period.

9.Proprietary Information Obligations.  As a condition of employment, Executive shall execute and abide by the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”).

10.Outside Activities During Employment and Non-Compete

10.1Non-Company Business.  Except with the prior written consent of the Company, which will not unreasonably be withheld, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

10.2Non-Solicitation.  The Executive agrees that during the period of his employment by the Company, and for a period of 9 months thereafter, the Executive will not, without the Company's prior written consent, directly or indirectly, by himself or through others, offer, solicit or attempt to solicit, for employment or other engagement, or otherwise contract or seek to contract the services of, any individual who is employed or engaged (whether directly or indirectly) by the Company or induce or entice or attempt to induce or entice such individual to leave such employment or other engagement or otherwise interfere in his/her relationship with the Company, except as part of a general solicitation for employment that is not targeted at any specific individual or organization.

11.Dispute Resolution.  To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in the Los Angeles, California area, or as otherwise agreed upon by you and the Company, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment, and which will be provided to you on request).  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.   To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.  Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.General Provisions.

12.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

12.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

12.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

12.8Tax Withholding and Indemnification.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

12.9Insurance and Indemnification. The Company agrees to indemnify Executive in accordance with Company policy and applicable laws with respect to any acts or omissions Executive may have committed in his capacity as an office holder of the Company, and to include his in the Company’s existing D&O insurance policy in accordance with Company policy and applicable laws.

12.10Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

UroGen Pharma, Inc.

By:	/s/ Ron Bentsur
Ron Bentsur
Chief Executive Officer

Executive

/s/Stephen L. Mullennix
Stephen L. Mullennix